Exhibit 23.2

                        Consent of Independent Auditors
                        -------------------------------


To the Board of Directors
Internet Communications Corporation:

We consent to incorporation by reference in the registration statement on Form S-8 of Internet Communications Corporation of our report dated March 30, 1999, relating to the consolidated balance sheets of Internet Communications Corporation and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of operations, stockholders' equity, and cash flows for the year ended December 31, 1998 and the eleven month period ended December 31, 1997, which report appears in the December 31, 1998 annual report on Form 10-K of Internet Communications Corporation.

                              KPMG LLP

Denver, Colorado
December 23, 1999